EXHIBIT 23.3
CONSENT OF EXPERT
     Reference is made to the Annual Report on Form 40-F (the “40-F”) of Ivanhoe Mines Ltd. (the “Company”) to be filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.
     We hereby consent to the use of and reference to our name and reports, and the inclusion of information derived from our reports, under the heading “Item 4: Description of the Business – Oyu Tolgoi Copper and Gold Project” and the use of and reference to our name in “Item 12: Interests of Experts” in the Company’s Annual Information Form for the year ended December 31, 2005, dated March 30, 2006, and in the
40-F.
Sincerely,
GRD Minproc Limited.

/s/ Peter Bryant

Name:	Peter Bryant
Title:	Director

Date:	March 30, 2006